Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into, effective as of the 10th day of October, 2011, by and between PNB HOLDING CO (the “Seller”) and FIRST FINANCIAL CORPORATION (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller is an Illinois corporation having its principal place of business in Pontiac, Illinois, a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the sole shareholder of Freestar Bank, National Association (the “Bank”); and

WHEREAS, the Bank is a national banking association having its principal place of business in Pontiac, Illinois; and

WHEREAS, the Purchaser is an Indiana corporation having its principal place of business in Terre Haute, Indiana; and

WHEREAS, the Seller desires to sell substantially all the assets and assign certain identified liabilities and obligations of the Seller (the “Banking Business”) to the Purchaser, and the Purchaser desires to purchase such assets and assume such liabilities and obligations of the Seller, upon the terms and conditions hereinafter set forth (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES; PAYMENT

1.1                                 Identification of Banking Business.

The Bank owns and maintains its main office located at 223 North Mill Street, Pontiac, Illinois 61764 (the “Main Office”).  The Bank also owns or leases, and maintains, branch banking offices (each, a “Branch Office” and collectively, the “Branch Offices”) located at:

Madison Street	West Branch
521 W. Madison Street	Rt. 116 & Rt. 66
Pontiac, Illinois 61764	Pontiac, Illinois 61764

Towanda Plaza	Downs Branch
1218 Towanda Avenue	Downs Crossing #1 Mike’s Way
Bloomington, Illinois 61701	Downs, Illinois 61736

Brickyard Drive	Gridley Branch
#1 Brickyard Drive, Suite 301	325 Center Street
Bloomington, Illinois 61701	Gridley, Illinois 61744

Neil Street	Mahomet IGA
1205 S. Neil Street	Eastwood Center IGA
Champaign, Illinois 61820	Mahomet, Illinois 61853

Campus	Broadway
631 E. Green Street	410 N. Broadway
Champaign, Illinois 61820	Urbana, Illinois 61801

South Prospect	Philo Road
1611 S. Prospect Avenue	2510 S. Philo Road
Champaign, Illinois 61820	Urbana, Illinois 61802

The Branch Offices and the Main Office are referred to collectively as the “Banking Offices.”

1.2                                 Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) shall occur within ten (10) business days following the date as of which all required regulatory approvals shall have been received and all required waiting periods have elapsed and all conditions set forth in Article V and Article VI hereof shall be satisfied or waived, as provided in Articles V and VI, or such other time and date as may be mutually agreed to by the parties (the “Closing Date”); provided that the parties shall use their reasonable efforts to close such transactions on or before December 31, 2011.  The Closing shall be held at the offices of Krieg DeVault LLP in Indianapolis, Indiana or at such other location as may be mutually agreed to by the parties.  The Closing shall be effective at 11:59 p.m., E.S.T., on the Closing Date (the “Effective Time”).

1.3                                 Purchase of Assets.

The Seller agrees, subject to Section 1.4 hereof and the other terms and conditions of this Agreement, to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser agrees to purchase, accept and receive from the Seller, as of the Effective Time, the following assets, properties and rights free and clear of all security interests, liens, mortgages and encumbrances (the “Assets”):

(a)          all of the issued and outstanding shares of capital stock of the Bank (the “Shares”);

(b)         all of the issued and outstanding common securities of PNB Statutory Trust I, a Delaware statutory trust; and,

(c)          all records primarily related to the Assets or Assumed Liabilities.

1.4                                 Excluded Assets.

Any asset, property or right of the Seller not set forth in Section 1.3 above is excluded from the transactions contemplated by this Agreement (the “Excluded Assets”).

1.5                                 Assumption of Liabilities.

The Purchaser agrees, subject to Section 1.6 hereof and the other terms and conditions of this Agreement, that as of the Effective Time, it shall assume and fully and timely perform, discharge and pay, in accordance with their respective terms, the contractual liabilities of the Seller relating to:

(a)          that certain Fixed/Floating Rate Junior Subordinated Debenture of the Seller, dated October 26, 2007, in the principal amount of $6,186,000, as listed on Schedule 1.5 hereto (the “Trust Preferred Liabilities”);

(b)         that certain note payable by the Seller to Morton Community Bank, Morton, Illinois (“Morton”), in the principal amount of $2,000,000, as listed on Schedule 1.5 hereto; and

(c)          that certain revolving note payable by the Seller to Morton, in the principal amount of $100,000, as listed on Schedule 1.5 hereto.

For the elimination of doubt the Seller and the Purchaser further acknowledge and agree that on or prior to Closing, the Seller shall be permitted to pay and satisfy all obligations of the Seller to Ed Vogelsinger, and to fund the same through sufficient dividends from the Bank to the Seller.  The liabilities and obligations described in this Section 1.5 that are assumed by the Purchaser are referred to collectively in this Agreement as the “Assumed Liabilities.”

1.6                                 Excluded Liabilities.

All liabilities and obligations of the Seller not expressly included in the Assumed Liabilities are excluded from the transactions contemplated in this Agreement, including, without limitation, any (i) liabilities and obligations associated with any income or franchise taxes of the Seller or the Bank; or (ii) any litigation, monetary penalties, costs, expenses, claims, demands, contingent liabilities, or judgments directed against, pending or threatened against Seller, known or unknown, in connection with or arising out of the operation of the Banking Offices or Banking Business prior to the Effective Time.

1.7                                 Bills of Sale; Stock Powers; Assignments; Documentation of Assumption.

(a)          On the Closing Date, the Seller shall execute, acknowledge and deliver to the Purchaser such bills of sale, stock powers, assignments and instruments of transfer, reasonably satisfactory in form and substance to counsel for the Seller and counsel for the Purchaser, as, in the reasonable judgment of the Purchaser, shall be necessary and appropriate to consummate the sale and transfer of the Assets to the Purchaser and to vest in the Purchaser the legal and equitable title to the Assets, free and clear of all liens and encumbrances, except as otherwise disclosed in the Disclosure Schedules to this Agreement.

(b)         On the Closing Date, the Purchaser shall execute, acknowledge and deliver to the Seller such undertakings, reasonably satisfactory in form and substance to counsel for the Seller and counsel for the Purchaser, as, in the reasonable judgment of the Seller, shall be necessary and appropriate to consummate the assumption of the Assumed Liabilities by the Purchaser and to obligate the Purchaser to fully and timely perform, discharge and pay all of the Assumed Liabilities subject to the terms and conditions of the written agreements relating thereto and all applicable laws, statutes, rules and regulations.

1.8                                 Payment.

(a)          The aggregate purchase price, prior to adjustment, to be paid by the Purchaser to the Seller shall be Forty-Seven Million and No/100 Dollars ($47,000,000.00) (the “Purchase Price”).

(b)         On or before the Closing Date, the Purchaser shall establish an interest-bearing escrow account (the “Escrow Account”) pursuant to an escrow agreement (the “Escrow Agreement”) as contemplated by Section 2.13.  The Purchaser and the Seller shall mutually agree upon the escrow agent (the “Escrow Agent”) for the Escrow Account.  The fees and costs payable related to the Escrow Account and the Escrow Agent shall be borne by the Purchaser, and all earnings on the Escrow Account shall be deposited into the Escrow Account.  On or before the Closing Date, the Purchaser and the Escrow Agent shall execute the Escrow Agreement.  On or before the Effective Time, the Purchaser shall deposit, or shall cause to be deposited, with the Escrow Agent, for the benefit and on behalf of the Seller, cash in the amount of One Million Six Hundred Thousand Dollars ($1,600,000) (the “Escrow Fund”) for disbursement in accordance with the terms of the Escrow Agreement.  The Escrow Fund constitutes part of the consideration to be paid to the Seller, receipt of which is subject to the terms and conditions of the Escrow Agreement.

(c)          At the Closing, the Purchaser shall pay to the Seller the Purchase Price less the Escrow Fund and any other adjustments required by the terms and conditions of the Agreement in immediately available funds by wire transfer.

1.9                                 Purchase Price Adjustment.

(a)                No less than five (5) calendar days prior to the Closing Date, the Seller shall prepare in good faith and deliver to the Purchaser:

(i)                   an estimated balance sheet of the Seller as of the Effective Time (the “Estimated Balance Sheet”), and

(ii) an estimated calculation of the Tangible Book Value (as hereinafter defined) of the Seller as set forth on the Estimated Balance Sheet.  “Tangible Book Value” shall mean the stockholders equity of the Seller as reflected on the books and records maintained by the Seller in the ordinary course of business.

The Estimated Balance Sheet shall be prepared and the Tangible Book Value as set forth on the Estimated Balance Sheet shall be calculated in accordance with generally accepted accounting principles (“GAAP”) and shall be subject to the approval of the Purchaser, which approval shall not be unreasonably withheld or delayed.

(b)               If the Tangible Book Value as calculated pursuant to Section 1.9(a) is less than $28,700,000, but more than $28,431,000, then there will be no adjustment to the amount of the Purchase Price to be paid hereunder.

(c)                If the Tangible Book Value as calculated pursuant to Section 1.9(a) is less than $28,431,000, then the Purchase Price shall be decreased by the amount which is equal to 1.657 times the amount by which $28,431,000 exceeds the Tangible Book Value.

(d)               If the Tangible Book Value as calculated pursuant to Section 1.9(a) is greater than $28,700,000, but less than $28,987,000, then there will be no adjustment to the amount of the Purchase Price to be paid hereunder.

(e)                If the Tangible Book Value as calculated pursuant to Section 1.9(a) is greater than $28,987,000, then the Purchase Price shall be increased by the amount which is equal to 1.657 times the amount by which the Tangible Book Value exceeds $28,987,000.

(f)            The payment formula referred to above is for the sole purpose of determining the amount of cash transferable at the Closing Date and shall not constitute an allocation of the purchase price to any particular asset being transferred or liability being assumed pursuant hereto.

1.10                           Allocation of Purchase Price.

The Purchase Price for the assets being purchased and the liabilities being assumed by the Purchaser pursuant to this Agreement shall be allocated on an allocation schedule to be agreed upon by the Purchaser and the Seller within sixty (60) days after the Closing Date.  This allocation is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended.  The Purchaser and the Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and any regulations thereunder, and the allocation shall be adjusted if and to the extent necessary to comply with the requirements of Section 1060.

1.11                           Transfer Fees and Taxes.

The Purchaser shall pay all transfer and conveyance fees related to the transfer of the Assets to the Purchaser.  The Seller shall be responsible for all local, state or federal income taxes normally attributable to the Seller resulting from the transactions contemplated by this Agreement.

ARTICLE II

CERTAIN AGREEMENTS OF PURCHASER AND SELLER

2.1                                 Regulatory Approvals.

The Purchaser shall, as soon as practicable following the date of this Agreement, but in no event later than twenty (20) days after the date of this Agreement, prepare and file all applications, as required by applicable law, with the appropriate federal and state regulatory authorities for approval to purchase the Assets and assume the Assumed Liabilities and to effect in all other respects the transactions contemplated hereby (the “Governmental Approvals”).  The Purchaser agrees to (i) make draft copies of the applications (except for any confidential portions thereof) available to the Seller and its counsel prior to the filing thereof, (ii) treat the applications in a diligent manner and on a priority basis, (iii) request confidential treatment by the appropriate federal and state regulatory authorities of all non-public information submitted in the applications, (iv) provide the Seller and its counsel promptly with a copy of the applications as filed (except for any confidential portions thereof) and all approvals, denials, notices, orders, opinions, correspondence and other documents with respect thereto, and (v) use its reasonable efforts to obtain all Governmental Approvals.  The Purchaser and the Seller agree to cooperate and use their reasonable efforts to obtain the consents and approvals of all third parties and to do all things necessary to consummate the transactions contemplated by this Agreement.

2.2                                 Full Access.

The Seller shall afford to the employees and authorized representatives of the Purchaser, upon at least two (2) business days prior notice, access to the properties, books and records related to the Banking Business in order that the Purchaser may have full opportunity to make an investigation of the Assets and the Assumed Liabilities, at Purchaser’s sole expense, at times during the Bank’s regular business hours without interfering with the normal business and operations of the Banking Business or the affairs of the Bank.  All requests for such access shall be made by request to the Bank’s President, P. David Kuhl, at the Bank’s offices based in Pontiac, Illinois.  The Seller shall furnish the Purchaser with such information as to its business, operations and properties relating to the Banking Business as the Purchaser may, from time to time, reasonably request and as shall be available which is required for inclusion in all governmental applications necessary to effect the transactions contemplated hereby.  No investigation by the Purchaser shall affect the representations and warranties made by the Seller herein.  Nothing in this Section 2.2 shall be deemed to require the Seller to breach any obligation of confidentiality, waive any privilege or to reveal any proprietary information, trade secrets or marketing or strategic plans.  Moreover, as to attorneys, such disclosure shall not result in the waiver by the Seller of any claim of attorney-client privilege.

2.3                                 Confidentiality.

The Purchaser shall, and shall cause its directors, officers, employees, agents and representatives to, hold in confidence and not disclose to any other person or entity without the prior consent of the Seller all information received by the Purchaser or its directors, officers, employees, agents or representatives from or with respect to the Seller, the Bank, the Banking Business, the Assets, or the Assumed Liabilities, except such information (i) as may be publicly available other than through a breach of this Agreement or the wrongful dissemination of such information by the Purchaser or its directors, officers, employees, agents or representatives, (ii) as may be required to be disclosed by applicable law, court order, rule, regulation, regulatory order or directive applicable to the Purchaser, or (iii) as required to obtain the Governmental Approvals.

2.4                                 Transfer and Delivery of Assets and Assumed Liabilities.

On the Closing Date, the Seller shall:

(a)          deliver to the Purchaser such of the Assets as shall be capable of physical delivery with the documentation deemed reasonably necessary by the Purchaser to acquire full and exclusive right and title to such Assets;

(b)         assign, transfer and deliver to the Purchaser such records pertaining to the Assumed Liabilities as exist and are available in whatever form or medium is maintained by the Seller; and

(c)          appoint the Purchaser as the Seller’s true and lawful attorney-in-fact, pursuant to a power of attorney, to execute, endorse and act on, as necessary, any documents or instruments as necessary to effect any of the above transactions as may be required by the Transaction.

2.5                                 Retention of and Access to Files and Records Following the Closing Date.

The Purchaser agrees that it shall maintain, preserve and safely keep, for as long as may be required by applicable law and in accordance with customary business practices, all of the files, books of account and records relating to the Banking Business (including, without limitation, the Assets and Assumed Liabilities transferred pursuant to this Agreement) for the joint benefit of itself and the Seller, and that it shall permit the Seller or its representatives, upon at least two (2) business days prior notice and at the Seller’s expense, to inspect, make extracts from or copies of any such files, books of account and records as the Seller shall deem reasonably necessary and for appropriate purposes, which shall include, but not be limited to, the determination of tax liabilities and attributes, and for historical purposes, and as otherwise reasonably determined by the Purchaser.

2.6                                 Employees.

(a)          Within sixty (60) days from the date of this Agreement, the Purchaser shall deliver to the Seller a list of the employees of the Bank whose employment with the Bank the Purchaser wishes to continue subsequent to the Closing Date (the

“Continuing Employees”); provided, however, nothing contained herein shall be construed to create a contract of employment, benefits or duties for or on behalf of any Continuing Employee and all Continuing Employees shall be employees “at will” without promise of title, salary, duties and benefits.

(b)         The Seller shall cause the employment by the Bank of employees who are not Continuing Employees to be terminated by the Bank on or prior to the Closing Date.  The Seller shall properly pay or properly accrue or cause the Bank to properly pay or properly accrue all severance obligations arising out of the termination of any employee who will not be employed by the Bank subsequent to the Closing Date, in accordance with any contractual obligations of the Bank or any severance policy to be adopted by the Bank prior to the Effective Time.  Any such severance policy adopted by the Bank shall be subject to the approval of the Purchaser, which approval shall not be unreasonably withheld.  The Purchaser shall be responsible for any obligations under COBRA or any similar state laws, as may be required pursuant to COBRA or any similar state laws.

(c)          The Seller shall be solely responsible, and the Purchaser shall have no obligations whatsoever for, any compensation or severance amounts payable to any employee or former employee of the Seller with respect to such position with the Seller.

(d)         The Purchaser shall be solely responsible, and the Seller shall retain no obligations or liability whatsoever for, any liabilities, claims, causes of actions, suits, damages or penalties arising out or resulting from the termination of any employee pursuant to Section 2.6(b).

(e)          The Seller will cause the Bank to transfer sponsorship of the Exceeding Expectations-Freestar Bank ESOP (the “ESOP”) to the Seller, and Seller will accept sponsorship of the ESOP prior to the Effective Time.  The Seller will then use its reasonable best efforts to terminate the ESOP.

2.7                                 Assumption of Risks.

(a)          If any of the Banking Offices is destroyed or materially damaged by fire or other casualty prior to the Closing Date, the Purchaser shall have the right to terminate this Agreement or to accept the Banking Offices as damaged, together with any rights of the Bank to receive insurance proceeds and to exercise any other rights of the Bank under all other Assets following their assignment to the Purchaser on the Closing Date.

(b)         Except as otherwise provided herein, the Seller shall be solely responsible for all losses, including, without limitation, all casualty losses and liability claims, relating to the Banking Business or the Banking Offices arising on or prior to the Closing Date.

(c)          Except as otherwise provided herein, the Purchaser shall be solely responsible for all losses, including, without limitation, all casualty losses and liability claims, relating to the Banking Business or the Banking Offices arising subsequent to the Closing Date.

2.8                                 Environmental Study.

Set forth on Schedule 2.8 of the Disclosure Schedules are all environmental reports possessed by the Seller or the Bank relating to the Banking Offices.  Within ten (10) days after the date of this Agreement, the Purchaser may order at its expense a Phase I environmental report (“Phase I”) of each Branch Office conducted by an independent environmental investigation and testing firm selected by the Purchaser.  In the event any Phase I discloses any potential environmental condition that in the reasonable belief of the Purchaser warrants further review or investigation, the Purchaser may within ten (10) business days of receipt by the Purchaser of the Phase I, notify the Seller of its intention to order a Phase II environmental report (“Phase II”) conducted by an independent environmental investigation and testing firm selected by the Purchaser.  The Seller shall, within five (5) business days after receipt of such notice from the Purchaser, either consent in writing to the Purchaser ordering a Phase II or terminate this Agreement subject to the provisions of Article VII hereof.  In the event that the Seller delivers written consent to the Purchaser to order a Phase II, the Purchaser may, within ten (10) business days order such Phase II.  If the Phase II report recommends or suggests as being appropriate the taking of any remedial and corrective actions, or reveals levels of environmental contaminants in excess of federal or state action limits at any Branch Office, the Purchaser may reduce the Purchase Price to a level mutually agreeable to the Purchaser and the Seller.  In the event that the Purchaser and the Seller fail to reach such agreement within sixty (60) days following the date of this Agreement, the Purchaser may terminate this Agreement, as provided in Article VII.  The Purchaser and its employees, agents and representatives shall hold all contents of any Phase I or Phase II reports confidential and disclose the contents thereof only with the prior written consent of the Seller or as may be required under applicable law.

2.9                                 Cooperation and Further Assurances.

(a)          Each party agrees that on and before the Closing Date:  (i) it shall cooperate with the other in accomplishing the terms and conditions of this Agreement, and furnish such information and take such actions as may be reasonably required for the other to fulfill any of its obligations hereunder; and (ii) at any time and from time to time after the Closing Date, it shall execute and deliver to the other party such further instruments or documents as the other party may reasonably require to give effect to the transactions contemplated hereunder.

(b)         The Seller shall cooperate with the Purchaser in order to ensure the orderly transfer of all of the Banking Business’ data processing information.

(c)          The Seller shall provide to the Purchaser, upon the request of the Purchaser, copies of all management reports, including but not limited to the general ledger, daily statements, loan and deposit trial balances, classified loans reports, and delinquency reports.

(d)         The Purchaser shall cooperate with the Seller in order to ensure the assumption by the Purchaser of the Trust Preferred Liabilities pursuant to Section 1.5(b).

2.10                           Conduct of Business Pending Closing Date.

Except as set forth on Schedule 2.10 of the Disclosure Schedules, and except to the extent required by law, regulation or regulatory authority, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and until the Effective Time, the Seller shall cause the Bank to:

(a)          conduct business in the ordinary course substantially in the manner as conducted on the date of this Agreement, except for activities or transactions contemplated by this Agreement;

(b)         not take any action or fail to take any action which will impair the business relationship of the customers attributed to the Banking Business;

(c)          not sell, assign, or transfer any tangible or intangible asset which is a part of the Banking Business, other than in the ordinary course of the Bank’s business;

(d)         not offer interest rates or terms on any category of deposits at the Banking Business, except as determined in a manner consistent with the Seller’s ordinary business practices, or without the prior written consent of the Purchaser;

(e)          not make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a “New Loan”) if the New Loan is an existing credit on the books of the Bank (an “Existing Credit”) and classified as “Substandard,” “Doubtful” or “Loss,” or is classified as “Special Mention (Watch)”; or not make, renew or otherwise modify any New Loan in an amount over $250,000, unless such New Loan is approved by the Purchaser within three (3) business days of notice of such proposed New Loan, and the failure to provide a written objection within four (4) business days after receipt of notice shall be deemed as the approval of the Purchaser to make such New Loan; provided, however, that nothing in this paragraph shall prohibit the Bank from honoring any contractual obligation in existence on the date of this Agreement;

(f)            purchase only those securities that are approved by the Purchaser within three (3) business days of notice of such proposed purchase (which approval shall not be unreasonably withheld), and the failure to provide a written objection within four (4) business days after receipt of notice shall be deemed as the approval of the Purchaser to purchase such securities, and only such purchases as shall be necessary to manage its investment portfolio;

(g)         not purchase any assets or assume any liabilities of another bank holding company, bank, corporation or other entity;

(h)         not make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

(i)             not authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.3 hereof;

(j)             not distribute or pay any dividends on its shares of common stock, except for the dividends in the amount set forth on Schedule 2.10(j);

(k)          not redeem any of its outstanding shares of capital stock;

(l)             not merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

(m)       except for the acquisition or disposition in the ordinary course of business of other real estate owned, not acquire or dispose of any real or personal property (excluding the investment portfolio of the Bank) or fixed asset;

(n)         maintain all of the properties and assets that it owns or utilizes in connection with the Banking Business in good operating condition and repair, reasonable wear and tear excepted;

(o)         not subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens: (i) required to be granted in connection with acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

(p)         not promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of the Bank;

(q)         not execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation rights or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of the Bank or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits; in each instance except (i) as agreed to by the Purchaser; (ii) as required by law or regulatory authorities; or (iii) in accordance with the terms of any of the foregoing;

(r)            not modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees;

(s)          not hire or employ any new or additional employees of the Bank except those which are reasonably necessary for the operation of the business;

(t)            use its reasonable best efforts to keep available the services of the present officers and employees, provided, however, that such reasonable best efforts shall not include a requirement that Seller increase the compensation or benefits of any officer or employee of the Bank;

(u)         not elect or appoint any executive officers or directors who are not presently serving in such capacities;

(v)         not amend, modify or restate its organizational documents (as contemplated by Section 3.4 hereof) from those in effect on the date of this Agreement and as delivered to the Purchaser hereunder;

(w)       maintain the Bank’s reserve for loan and lease losses, or any other reserve account, at a level adequate in the judgment of management and consistent with past practice and regulatory accounting principles;

(x)           continue to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

(y)         except for obligations disclosed within this Agreement or the Disclosure Schedules, trade payables and similar liabilities and obligations incurred in the ordinary course of business consistent with past practice and the payment, not (i) incur any indebtedness for borrowed money, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual or corporation or other entity;

(z)           not open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of the Banking Offices;

(aa)  not pay or commit to pay any management or consulting or other similar type of fees other than in the ordinary course of business;

(bb) not enter into any transactions with Related Persons (as defined in Section 3.24 hereto), other than for New Loans which are not prohibited by Section 2.10(e) hereof or deposit transactions in the ordinary course of business;

(cc)  not enter into any agreement or other document which would be required to be disclosed on any Schedules referenced in Section 3.9;

(dd)  maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by the Bank as of the date of this Agreement;

(ee) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to it and to the conduct of its business; and

(ff)  not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound.

2.11                           Title Matters.

(a)          The Seller shall provide to the Purchaser ALTA Owner’s Policies of Title Insurance with respect to the Banking Offices in an amount equal to the purchase price to the Bank of each property (each, “Title Policies”).  Such Title Policies shall show title vested in the Bank free and clear of all encumbrances, except as set forth in Section 3.11(c) below.

(b)         Twenty (20) days after receipt by the Purchaser of the Title Policies, the Purchaser shall give the Seller written notice of any defect disclosed in such Title Policies that: (i) materially and adversely affects the business of the Banking Office situated upon such Real Property, and (ii) is not approved by the Purchaser.

(c)          If the notice referred to in (b) above is timely given by the Purchaser, the Seller shall, within ten (10) days of such notice, notify the Purchaser as to whether the Seller shall cure or remove any defect.  If the Seller provides notice to the Purchaser that the Seller elects not to cure or remove any such defect, then (i) the Seller and the Purchaser shall attempt in good faith to renegotiate the Purchase Price, and (ii) in the event the Seller and the Purchaser are unable to renegotiate the purchase price within fifteen (15) days following the Purchaser’s receipt of the Seller’s notice that the Seller shall not cure or remove such defect, the Purchaser may elect within five (5) days thereafter, to terminate this Agreement by providing written notice of such termination to the Seller within such five (5) day period or proceed with the Closing without such defects being cured.

2.12                           Agreement with Respect to Competition.

The individuals set forth on Schedule 2.12 shall have executed an agreement in form and substance satisfactory to the Purchaser agreeing for a period of two (2) years following the

Closing Date to not (i) solicit the banking business of the customers of the Bank or solicit the employees of the Bank to leave the employ of the Bank, or (ii) within Champaign County, Mclean County, or Livingston County, Illinois engage in the business of banking, including, without limitation, the provision of banking services or related activities.

2.13                           Indemnification.

(a)          After the Effective Time and through the close of business on December 31, 2012 (the “Final Date”), the Seller shall indemnify and hold harmless the Purchaser, including its officers, directors, employees, consultants, attorneys and agents and any person directly or indirectly controlling the Purchaser from and against any and all Losses (as defined below) which the Purchaser or such other person may suffer, incur or sustain arising out of or attributable to (i) the breach of any representation or warranty of the Seller, (ii) a violation or default by the Seller of any of the Seller’s covenants, obligations or agreements hereunder, (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by the Seller or the Bank prior to the Closing Date, relating in any such case to the operation of the Banking Business, the Assets or the Assumed Liabilities, including without limitation any employment related claims, or (iv) any of the Excluded Liabilities, provided, however, that notwithstanding anything contained herein to the contrary, the Purchaser shall not be entitled to any indemnification from the Seller for any breach of any representation or warranty related to the collectability or quality of any loan or any decrease in value of any security in the investment portfolio of the Bank, including, but not limited to any of the specific representations and warranties made in Section 3.13 below, unless the Seller made such representation or warranty with actual knowledge that the same was untrue or inaccurate.

(b)         After the Effective Time and through the Final Date, the Purchaser shall indemnify and hold harmless the Seller, including its officers, directors, employees, consultants, attorneys and agents, from and against any and all Losses which the Seller or such other person may suffer, incur or sustain arising out of or attributable to (i) the breach of any representation or warranty of Purchaser, (ii) a violation or default by Purchaser of any of Purchaser’s covenants, obligations or agreements hereunder, or (iii) any claim, penalty asserted, legal action or administrative proceeding based upon any action taken or omitted to be taken by the Purchaser on or after the Closing Date, relating in any such case to the operation of the Banking Business or the Assets or the Assumed Liabilities.

(c)          To exercise its indemnification rights under this Section 2.13 as a result of the assertion against it or any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify in writing the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder so as not to jeopardize or adversely affect the indemnifying party’s ability to defend, settle, compromise or otherwise deal with such claim, liability, action or proceeding.  The failure to so notify will not affect the obligations of the indemnifying party under this Section 2.13 unless and to the extent that the indemnifying party is actually prejudiced as a consequence.  Notwithstanding anything contained herein to the contrary, neither the Purchaser nor the Seller shall have the right to make any claim for indemnification against the other pursuant to this Section 2.13 or pursuant to the terms of the Escrow Agreement unless the claiming party shall have suffered actual Losses in excess of Twenty-five Thousand Dollars ($25,000).

(d)         The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability and retain counsel reasonably satisfactory to the indemnified party.  In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

(e)          The indemnified party shall have the right to settle or compromise any claim or liability subject to indemnification under this Section, and to be indemnified from and against all Losses resulting therefrom, unless the indemnifying party, within sixty (60) calendar days after receiving written notice of the claim or liability in accordance with Section 2.13(c) above, notifies the indemnified party that it intends to defend against such claim or liability and undertakes such defense, or, if required in a shorter time than sixty (60) calendar days, the indemnifying party makes the requisite response to such claim or liability asserted.

(f)            The Purchaser shall be entitled to recover from, and be reimbursed out of, the Escrow Account in an amount up to the Escrow Fund for any and all Losses imposed upon, incurred by or asserted against the Purchaser or any of its subsidiaries, directors, officers, employees, or other agents or representatives, or any of their respective successors or assigns (collectively “Purchaser Indemnitees”), resulting from, arising out of or based upon (i) any claim or action (whether pending or threatened) of a type disclosed on Schedule 3.7(a) of the Disclosure Schedules, or (ii) any breach of any representation, warranty or covenant of the Seller (collectively, a “Claim”); provided, however, that any claim by the Purchaser for indemnification pursuant to this Section 2.13(f) relating to any Claims must be made by providing notice thereof to the Escrow Agent before the Final Date.  If the Purchaser has made no Claims prior to the Final Date, then immediately after the Final Date, the Escrow Agent shall release to the Seller the full amount held in the Escrow Account.  If the Purchaser has made Claims prior to the Final Date, but the aggregate amount of the Claims made is less than the amount held in the Escrow Account, then immediately after the Final Date, the Escrow Agent shall release to the Seller an amount equal to the amount held in the Escrow Account less the aggregate amount of the Claims made by the Purchaser, and thereafter, after full payment to the Purchaser of all Claims to which the Purchaser is entitled to be reimbursed out of the Escrow Account, the Escrow Agent shall promptly pay the remaining balance of the Escrow Account to the Seller.

(g)         The provisions of this Section 2.13 shall survive the Effective Time until the Final Date, except for any claims made under this Section prior to the Final Date in which case the provisions of this Section 2.13 shall survive through the resolution of such claims, and are intended to be for the benefit of, and will be enforceable by the Purchaser and Purchaser Indemnitees, and his or her heirs and representatives.

(h)         As used in this Section 2.13, “Losses” mean any and all losses, damages, awards, liabilities, judgments, settlements, fines, costs and expenses (including costs of investigation and defense and reasonable attorneys’ fees, accountants’ fees and expenses) incurred or sustained by an indemnified party, whether or not involving a third party claim, relating to all Losses and relating to an indemnified party pursuing its indemnification rights hereunder against an indemnifying party.

(i)             Prior to the Closing Date, the Purchaser will obtain tail coverage, in addition to the Bank’s existing director and officer liability insurance coverage, to provide director’s and officer’s liability insurance through the third anniversary of the Closing Date that serves to reimburse the present and former officers and directors of the Bank or any of its subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Purchaser and the director and officers of the Bank as that coverage currently provided by the Bank; provided, that officers and directors of Bank may be required to make application and provide customary representations and warranties to Purchaser’s insurance carrier for the purpose of obtaining such insurance.

2.14                           Acquisition Proposals.

(a)          The Seller will and will cause the Bank and their respective officers, directors and representatives (including Raymond James & Associates, Inc.) to immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person (as defined below) that has made or indicated an intention to make an Acquisition Proposal (as defined below).  During the period from the date of this Agreement through the Closing Date, the Seller shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which the Seller or the Bank is a party (other than any involving the Purchaser).

(b)         The Seller shall not and shall cause the Bank and their respective directors, officers and representatives (including Raymond James & Associates, Inc.)

to not: (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal.  It is agreed that any violation of the restrictions contained in this Section 2.14 by any representative (including Raymond James & Associates, Inc.) of the Seller or the Bank shall be a material breach of this Section 2.14 by the Seller.

(c)          For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) the Shares, or (B) 20% or more of any class of equity securities of the Seller; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Seller; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Seller or the Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or that could reasonably be expected to dilute materially the benefits to the Purchaser of the transactions contemplated hereby, other than the transactions contemplated hereby.  For purposes of this Section 2.14, a “Person” shall include, without limitation, a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

(d)         In the event of a violation or breach of this Section 2.14 by the Seller or the Bank and subsequent consummation within twelve (12) months thereafter of a transaction arising from an Acquisition Proposal, the Purchaser shall be entitled to recover the Termination Fee set forth in Section 7.4 hereof.

2.15                           Press Releases.

The Seller and the Purchaser agree that neither shall issue any news or press release nor provide information to any reporter or the media announcing that the parties have entered into this Agreement, except as is required by applicable law, without obtaining the prior approval of the other party, which approval shall not be unreasonably withheld.   Subject to the conditions of Section 2.3(i), (ii), and (iii), following the initial public announcement that the parties have entered into this Agreement, the Purchaser shall not be required to obtain the prior approval of the Seller prior to providing any information to the media regarding or discussing with the media the transactions contemplated by this Agreement; provided, however, that such prior approval pursuant to this Section 2.15 shall be required prior to issuing any written press release discussing the transactions contemplated by this Agreement.

2.16                           Disclosure Schedules Update.

The Seller shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Disclosure Schedules with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of the Seller contained herein incorrect, untrue or misleading.

2.17                           Subsequent Bank Financial Statements.

As soon as reasonably available after the date of this Agreement, the Seller shall deliver to the Purchaser the monthly unaudited balance sheets and profit and loss statements of the Bank prepared for its internal use, Call Reports of the Bank for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted by the Bank to regulatory authorities after the date hereof, to the extent permitted by law (collectively, the “Subsequent Bank Financial Statements”).  The Subsequent Bank Financial Statements shall be prepared on a basis consistent with past accounting practices and GAAP or regulatory accounting principles, as the case may be, to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented, subject to yearend audit adjustments and the absence of footnotes for interim statements.

2.18                           Reports.

To the extent permitted by law, the Seller shall furnish to the Purchaser one (1) copy of any order issued by any Governmental Authority in any proceeding to which the Bank is a party.  For purposes of this provision, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the Seller or the Bank or any of the Seller’s or the Bank’s businesses, operations or properties.

2.19                           Adverse Actions.

(a)          The Purchaser and the Seller shall not, and the Seller shall not permit the Bank to, knowingly take any action that is intended or is reasonably likely to result in (i) any of its respective representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the Disclosure Standard set out in the third paragraph to Article III, (ii) any of the conditions to the Transaction set forth in Article V or Article VI not being satisfied, (iii) a material violation of any provision of this Agreement or (iv) a delay in the consummation of the Transaction except, in each case, as may be required by applicable law or regulation.

(b)         The Seller shall not sell, assign, or transfer the Shares, or enter into any agreement to sell, assign, or transfer the Shares, and shall keep the Shares free and clear of all options, liens, pledges, restrictions, security interests, charges, claims, rights of third parties and encumbrances of any nature, except for the encumbrances, if any, set forth in Schedule 3.11.

(c)          The Seller shall not do or fail to do anything which will increase the amount of or cause a breach of, or default in, any of the Assumed Liabilities or accelerate, amend, or modify any of the Assumed Liabilities.

2.20                           Director’s and Officer’s Liability Insurance.

The Seller shall be responsible for an amount equal to one-third (1/3) of the premium for the director’s and officer’s liability insurance purchased by the Purchaser pursuant to Section 2.13(i).  The Seller agrees to pay such amount to the Purchaser no later than the earlier to occur of (i) five business days after receipt of a duly documented invoice for such amount from the Purchaser, or (ii) the Effective Time.  The Seller further agrees that if such amount has not been paid prior to the delivery of the Estimated Balance Sheet to the Purchaser pursuant to Section 1.9, such amount will be properly accrued on the books of the Bank and reflected in the numbers of the Estimated Balance Sheet.

2.21                           Litigation Matters.

The Seller shall use its best efforts to cause the proceedings involving the Bank before the Trademark Trial and Appeal Board, as set forth on Schedule 3.7(a), to be dismissed with prejudice prior to or as of the Effective Time.

2.22                           Employee Benefit Plans.

(a)          As of the Effective Time, the Purchaser will make available to the employees of the Seller and the Bank who continue as employees of the Purchaser or any affiliate of the Purchaser after the Effective Time and, further, subject to subsections (b), (c) and (d) hereof, substantially the same employee benefits (other than qualified retirement plans) on substantially the same terms and conditions as the Purchaser and its affiliates offer to similarly situated officers and employees (the “Purchaser Plans”).

(b)         (i) Subject to the provisions of subsection (c) hereof, years of service (as defined in the applicable Purchaser Plan) of an officer or employee of the Bank prior to the Effective Time, will be credited, for the purpose of eligibility under the Purchaser Plan, on the date on which such officer or employee becomes eligible for coverage under subsection (a) hereof for a particular Purchaser Plan.

(ii) Years of service (as defined in the applicable qualified retirement plan of Purchaser) of an officer or employee of the Bank prior to the Effective Time, will be credited for the purpose of vesting and eligibility, but not for the purpose of benefit accruals under the Purchaser’s qualified retirement plans, on the date on which such officer or employee becomes eligible for coverage under a particular qualified retirement plan of Purchaser.

(c)          Except as otherwise required under the provisions of the applicable group insurance policy or contract, no full-time officer or employee of the Bank or Seller serving as of the Effective Time shall be subject to any pre-existing condition exclusions under any of the Purchaser’s Plans that are welfare benefit plans if such officer or employee was covered by the corresponding welfare benefit plan of the Bank or the Seller on the day immediately preceding the Effective Time.

(d)         Neither the terms of this Section 2.22, nor the provision of any employee benefits by the Purchaser or any of its subsidiaries to employees of the Bank or the Seller, shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of the Bank or the Seller; or (ii) prohibit or restrict the Purchaser from changing, amending or terminating any employee benefits provided to its employees from time to time.

(e)          Employees of the Bank will continue to participate in the Freestar Bank, N.A. 401(k) Plan (“Bank 401(k) Plan”) until the date the Purchaser determines to enroll such employees in all of the qualified retirement plans it sponsors on such date.  For the period described in the preceding sentence, the Purchaser will cause a profit sharing contribution to be made to the Bank 401(k) Plan in an amount which is substantially the same amount, as determined in good faith by the Purchaser and subject to limitations under the Internal Revenue Code, as the contributions that would have been made to the Purchaser’s qualified retirement plans for the period in question if the Bank’s employees were participating in the Purchaser’s qualified retirement plans.

(f)            The Bank shall terminate, in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B), the Pontiac National Bank Executive Deferred Compensation Agreement.  Accrued benefits under the arrangement will be distributed prior to the Effective Time.

(g)         The Seller or the Bank, as applicable, shall terminate in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B) all employment related agreements which provide for severance payments.  All payments owed under the terminated arrangements will be distributed prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Concurrent with the execution of this Agreement, the Seller has delivered to the Purchaser schedules (the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article II; provided, that the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Seller that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Bank (as defined below).  Information included or disclosed in one schedule of the Disclosure Schedules shall not be deemed to be included or disclosed in any other schedule to the Disclosure Schedules for purposes of this Agreement, unless an appropriate cross-reference is made which specifically incorporates specified information from another schedule, or unless it is reasonably clear from the context that the disclosure in one such schedule is also applicable to another schedule of the Disclosure Schedules.

For the purpose of this Agreement, and in relation to the Seller and the Bank, a “Material Adverse Effect on the Bank” means any effect that (i) is material and adverse to the financial position, results of operations or business of the Bank as it existed as of June 30, 2011, or (ii) would materially impair the ability of the Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation by the Seller of the Transaction and the other transactions contemplated by this Agreement.

No representation or warranty of the Seller contained in this Article III, except Section 3.3 which shall not be subject to a materiality standard, shall be deemed untrue, incomplete or incorrect, and the Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have a Material Adverse Effect on the Bank (the “Disclosure Standard”).  For purposes of this Agreement, the phrase “knowledge of the Seller after due inquiry,” or words of similar import, means information which is known by or should be known by the chief executive officer, president, chief financial officer or chief credit officer of Seller or the Bank in the good faith performance by him or her of the respective duties of his or her position.

Accordingly, the Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Effective Time (subject to the Disclosure Standard, using the Disclosure Schedules updated as provided in Section 2.16) as follows:

3.1                                 Organization and Authority.

(a)          The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and registered with the Board of Governors of the Federal Reserve System (the “FRB”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the ‘BHCA”).  The Seller has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

(b)         The Bank is a national bank, duly organized and validly existing under the laws of the United States of America and is subject to primary regulatory supervision and examination by the Office of Comptroller of the Currency (the “OCC”).  The Bank has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof.  The Bank has no subsidiary and owns no voting stock or equity securities of any corporation, partnership, association or other entity, except for stock of the Federal Home Loan Bank of Chicago and the Federal Agricultural Mortgage Corporation.

3.2                                 Authorization.

(a)          The Seller has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Article VI hereof, unless appropriately waived as provided for in Section 8.4 hereof.  This Agreement, and its execution and delivery by the Seller, has been duly authorized and approved by the Board of Directors of the Seller and, assuming due execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller, subject to the fulfillment of the conditions precedent set forth in Article VI hereof, unless appropriately waived as provided for in Section 8.4 hereof, and is enforceable in accordance with its terms.

(b)         Neither the execution of this Agreement nor consummation of the Transaction:  (i) conflicts with or violates the Seller’s Articles of Incorporation, as amended, or Bylaws, or the Bank’s Charter or Bylaws; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Transaction are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) except as set forth in Schedule 3.2(b) of the Disclosure Schedules, conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which the Seller or the Bank is a party or by which the Seller or the Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than the Purchaser) or any other adverse interest, upon any right, property or asset of the Seller or the Bank; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which the Seller or the Bank is bound or with respect to which the Seller or the Bank is to perform any duties or obligations or receive any rights or benefits.

(c)          Other than in connection or in compliance with the provisions of applicable federal and state banking, securities, antitrust and corporation statutes, and the rules and regulations promulgated thereunder, or filings, consents, reviews, authorization, approvals or exemptions required under the BHCA, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Transaction by the Seller or the Bank.

3.3                                 Capitalization.

(a)          The authorized capital stock of the Bank consists of 63,000 shares of common stock, $20.00 par value, all of which are outstanding.  The Shares have been validly issued, are fully paid and are nonassessable.  None of the Shares have been issued in violation of any pre-emptive rights of any present or former the Bank stockholder (such issued and outstanding shares are referred to herein as the “Shares”).  Except for the pledge of the Shares to secure the Seller’s obligations to Morton, all of the Shares are owned by the Seller free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto.  Other than the Shares, the Bank has no capital stock authorized, issued or outstanding, and has no intention or obligation to authorize or issue any other capital stock or any additional shares of its common stock.

(b)         There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any of the Shares, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of the Bank, by which the Bank is or may become bound.  The Bank does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the Shares.

3.4                                 Organizational Documents.

True and complete copies of the Articles of Association and Bylaws of the Bank, each as in effect on the date of this Agreement, are attached hereto as Schedule 3.4 of the Disclosure Schedules.

3.5                                 Compliance with Law.

(a)          The Bank has not engaged in any activity nor taken or omitted to take any action that has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor is it in violation of any order, injunction, judgment, writ or decree of any court or government agency or body.  The Bank possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of its business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to the Purchaser at the Effective Time, without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

(b)         Except as set forth in Schedule 3.5(b) of the Disclosure Schedules, (i) neither the Bank nor its property is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of it or engaged in the insurance of deposits (including, without limitation, the OCC and the Federal Deposit Insurance Corporation) or the supervision or regulation of the Bank; (ii) there are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any examination report of the Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to the Bank; and (iii) there is no regulatory agreement or restriction with respect to the regulatory capital of the Bank.

(c)          The Seller is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of it, including, without limitation, the FRB, or the supervision or regulation of the Bank.  There are no uncured violations cited in any examination report of the Seller or set forth in the accountant’s or auditor’s report relating to the Bank.

(d)         Except as disclosed on Schedule 3.5(d), no notice or warning material to the current business or operations of the Banking Business has been received from or threatened by any Governmental Authority with respect to any failure or alleged failure of the Seller or the Bank to comply in any respect with any law, statute, rule, regulation or order applicable to the Banking Business.

3.6                                 Accuracy of Statements Made and Materials Provided to the Purchaser.

The representations, warranties, and statements contained in this Agreement, the Disclosure Schedules and any other written document executed and delivered by or on behalf of the Seller pursuant to the terms of this Agreement are true and correct in all respects as of the date hereof or as of the date delivered, and such statements and documents do not contain any untrue statement of fact or omit any fact necessary to make the statements contained therein not misleading, in light of the circumstances in which they are made.

3.7                                 Litigation and Pending Proceedings.

(a)          Except for lawsuits involving collection of delinquent accounts, those set forth in Schedule 3.7(a) of the Disclosure Schedules and the proceedings involving the Bank before the Trademark Trial and Appeal Board, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the knowledge of the Seller after due inquiry, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does the Seller, after due inquiry, have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation) against, by or affecting the Seller or the Bank or which would prevent the performance by the Seller of this Agreement, declare the same unlawful or cause the rescission hereof.

(b)         The Bank is not: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of the Seller after due inquiry, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of the Seller after due inquiry, threatened proceeding by any government regulatory agency or authority having jurisdiction over the Bank’s business, assets, capital, properties or operations.

3.8                                 Financial Statements and Reports.

The Seller has delivered or made available to the Purchaser copies of the Consolidated Reports of Condition and Income for the Bank as of close of business on December 31, 2008, 2009, 2010, and for the fiscal quarters ended March 31 and June 30, 2011 (collectively, the “Bank Financial Statements”).  The Bank Financial Statements present fairly the financial position of the Bank as of and at the dates shown and the results of operations for the periods covered thereby.  The Bank Financial Statements described above for completed fiscal years have been prepared in conformance with all applicable regulatory requirements.

3.9                                 Properties, Contracts, Employees and Other Agreements.

(a)          Set forth in the Disclosure Schedules are true, accurate and complete copies of the following:

(i)                                     in Schedule 3.9(a)(i), a brief description and the location of all real property owned by the Bank and the principal buildings and structures located thereon and each lease of real property to which the Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

(ii)                                  in Schedule 3.9(a)(ii), a list of all agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of the Bank which:

(A)                              involve payment or receipt by the Bank (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits) of more than $25,000;

(B)                                involve payments based on profits of the Bank;

(C)                                relate to the purchase of goods, products, supplies or services in excess of $25,000; or

(D)                               were not made in the ordinary course of business.

(iii)                               in Schedule 3.9(a)(iii), the name and current annual salary of each director, officer and employee of the Bank; and

(iv)                              in Schedule 3.9(a)(iv), profit sharing, bonus or other form of compensation (other than salary) paid or payable by the Bank to or for the benefit of each director, officer and employee of the Bank for the year ended December 31, 2010 and anticipated to be paid in 2011, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

(b)         Each of the agreements, contracts, commitments, leases, instruments and documents set forth in the Disclosure Schedules relating to this Section 3.9 is valid and enforceable in accordance with its terms; and the Seller and the Bank and, to the knowledge of the Seller after due inquiry, all other parties thereto are, in compliance with the provisions thereof, and neither the Seller nor the Bank is in default in the performance, observance or fulfillment of any obligation, covenant or provision contained therein.  Except as set forth on Schedule 3.9(b), none of the foregoing requires the consent of any party to its assignment in connection with the Transaction contemplated by this Agreement.  Seller further represents and warrants that the consummation of the Transaction does not constitute an assignment prohibited under any of the foregoing.

(c)          Neither the Seller nor the Bank is in default under or in breach of or, to the knowledge of the Seller after due inquiry, alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation.

3.10                           Absence of Undisclosed Liabilities.

Except as provided in the Bank Financial Statements, Subsequent Bank Financial Statements or in the Disclosure Schedules, except for unfunded loan commitments and obligations on letters of credit to customers of the Bank and debts, liabilities or obligations incurred in the ordinary course of the Bank’s business, and except for the transactions contemplated by this Agreement, the Bank will not have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $25,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor do there exist any circumstances resulting from actions taken by the Bank, transactions of the Bank occurring on or prior to the date of this Agreement or from any action omitted to be taken by the Bank during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license outside the ordinary course of business.

3.11                           Title to Assets.

(a)          The Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, and except as set forth on Schedule 3.11 and except for the security interest therein granted by the Seller to Morton, currently owns and on the Closing Date will own the Shares free and clear of all options, liens, pledges, restrictions, security interests, charges, claims, rights of third parties and encumbrances of any nature.

(b)         None of the Shares were issued in violation of any state or federal securities regulation or statute, including, without limitation, the Securities Act of 1933, as amended.

(c)          Except as set forth on Schedule 3.11, the Bank has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned), if any, which is reflected in the Bank Financial Statements as of June 30, 2011; good title to all personal property reflected in the Bank Financial Statements as of June 30, 2011, other than personal property disposed of in the ordinary course of business subsequent to June 30, 2011; good title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which the Bank purports to own or which the Bank uses in its business; good title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in the Bank’s business; and good title to all property and assets acquired and not disposed of or leased subsequent to June 30, 2011.  All of such properties and assets are owned by the Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in Schedule 3.11 of the Disclosure Schedules; (ii) as specifically noted in the Bank Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; or (v) easements, encumbrances, imperfections of title and other limitations which do not detract from the value or interfere with the present or contemplated use of any of the properties or assets subject thereto or impair the use thereof for the purposes for which they are held or used.  There is no condemnation proceeding pending or threatened which would preclude or impair the use of any Banking Office as presently being used in the conduct of the Banking Business.  All real property owned or leased by the Bank is in compliance with all applicable zoning and land use laws.  No notice of any violation of zoning laws, building or fire codes or other laws, statutes, ordinances, codes or regulations relating to the operation of any Banking Office has been received by the Seller or the Bank.  All real property, machinery, equipment, furniture and fixtures owned or leased by the Bank is structurally sound, in good operating condition and has been and is being maintained and repaired in the ordinary condition of business, reasonable wear and tear excepted.

3.12                           Environmental Laws and Regulations.

With respect to all real property presently or formerly owned, operated, leased or used by the Bank, the Bank and each of the prior owners, to the knowledge of the Seller after due inquiry, has conducted their respective businesses in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and the rules and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now in effect (collectively, the “Environmental Laws”).  Except as set forth in the Disclosure Schedules, there are no pending or, to the knowledge of the Seller after due inquiry, threatened, claims, actions or proceedings by any state, municipality, sewage district or other governmental entity against the Bank with respect to the Environmental Laws.  No environmental clearances or other governmental approvals are required for the conduct of the Bank’s business as presently conducted, except for any clearances or approvals already possessed by the Bank.  The Bank is not the owner, and, to the knowledge of the Seller after due inquiry, has not been in the chain of title or the operator or lessee, of any property on which any substances have been released, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs or any other remedial action under any Environmental Law.  The Bank owns, operates, leases, uses and controls, and has owned, operated, leased, used and controlled, all real property in compliance with its obligations under the Environmental Laws.  The Bank does not have any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property currently or formerly owned, leased, used or operated by it.

3.13                           Loans.

(a)          Except as set forth in Schedule 3.13 of the Disclosure Schedules, there is no loan by the Bank, which was included in the Bank Financial Statements as of June 30, 2011 or which has been made or acquired subsequent to June 30, 2011, in excess of $25,000:  (i) that has been classified by bank management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss”; or (ii) that has been identified by accountants or auditors (internal or external) or any banking regulatory agency as having a significant risk of uncollectability.  The most recent loan watch list of the Bank and a list of all loans in excess of $25,000 which the Bank has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status is set forth in Schedule 3.13 of the Disclosure Schedules.

(b)         All loans reflected in the Bank Financial Statements as of June 30, 2011 and which have been made, extended, renewed, restructured, approved, amended or acquired subsequent to June 30, 2011: (i)  constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except as the enforceability thereof against the parties thereto may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors’ rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies; (ii) are evidenced by notes, instruments or other evidences of indebtedness which are true and genuine; and (iii) are secured, to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming the Bank as the secured party or mortgagee (unless by written agreement to the contrary).

(c)          The allowances for loan losses contained in the Bank Financial Statements were established in accordance with the past practices and experiences of the Bank, and the allowance for loan and lease losses shown on the balance sheet of the Bank as of June 30, 2011 were adequate in all material respects under the requirements of regulatory accounting principles to provide for possible losses on loans and leases as of June 30, 2011, and as of the Effective Time will be adequate in all material respects under the requirements of regulatory accounting principles to provide for possible losses on loans and leases as of the Effective Time.

3.14                           Employee Benefit Plans.

(a)          Schedule 3.14(a) of the Disclosure Schedules sets forth a list of all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers’ compensation, vacation, group insurance, severance, employee welfare benefit plans (as defined in the Employee Retirement Income Security Act of 1974 (“ERISA”)), employee pension benefit plans (as defined in ERISA) and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by the Bank or any of its ERISA Affiliates (as defined below) or terminated, merged into another plan of the Bank, frozen or discontinued within the preceding six (6) years in respect of any of the present or former directors, officers, other employees and/or consultants of or to the Bank or any of its ERISA Affiliates, or in which any of such directors, officers, employees or consultants participates (each an “Employee Plan”).  Except as set forth in Schedule 3.14(a), the Employee Plans have been maintained and operated substantially in accordance with both their terms and with all applicable legal requirements, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”) and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  For each Employee Plan, the Seller has provided or made available to the Purchaser complete and correct copies of: (i) the plan document, if written, or a description of such plan if not written; and (ii) to the extent applicable to such plan, (A) the three (3) most recent Forms 5500 or other annual report (and all financial schedules thereto) required by applicable legal requirements to have been filed with the IRS or any other governmental body; (B) the most recent Internal Revenue Service (“IRS”) determination letter or any pending request for a determination letter with respect to any Employee Plan that is intended to be “qualified” under Code Section 401(a) (a “Qualified Plan”); (C) the three (3) most recent reports regarding the coverage and nondiscrimination testing of each Qualified Plan that is subject to Sections 410(b), 401(a)(4), 401(k) and 401(m) of the Code; (D) all correspondence from and to the IRS, the Pension Benefit Guaranty Corporation (“PBGC”), U.S. Department of Labor (“DOL”) or other governmental body regarding any such Employee Plan within the last three (3) years; and (E) all current summary plan descriptions and summaries of material modifications with respect to such Employee Plans that are subject to ERISA.  For purposes of this Section 3.14, “ERISA Affiliate” means (i) any corporation that is part of the same controlled group of corporations with the Bank within the meaning of Section 414(b) of the Code, and any trade or business (whether or not incorporated) under common control with the Bank within the meaning of Section 414(c) of the Code, and (ii) solely for purposes of the minimum funding requirements of Section 302 of ERISA and Sections 412 and 4971 of the Code and liability for PBGC premiums under Section 4007 of ERISA, any other entity treated as a single employer together with the Bank under Section 414(m) or (o) of the Code.

(b)         Each Qualified Plan, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under Section 401(a) of the Code and to the effect that each such trust is exempt from federal income tax under Section 501(a) of the Code or, if the plan is documented in the form of a prototype, master or volume submitter plan and trust, such plan document has received an opinion or advisory letter from the IRS stating that the plan document meets the requirements of Section 401(a) of the Code taking into consideration the provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001, as amended (“EGTRRA”) and, except as described in Schedule 3.14(b) of the Disclosure Schedules, nothing has occurred since the date of the most recent favorable determination, opinion or advisory letter which could reasonably be expected to adversely affect such qualification or tax-exempt status.  With respect to any Employee Plan, there are no proceedings being conducted or, to the knowledge of the Seller after due inquiry, threatened by any governmental body.  Except as otherwise provided in subsection (c), none of the Qualified Plans is subject to the minimum funding standards of ERISA or the Code.  There are no pending or, to the knowledge of the Seller after due inquiry, threatened claims by or on behalf of any of the Employee Plans by any participant or otherwise involving any such Employee Plan or the assets of any such Employee Plan (other than routine claims for benefits).

(c)          None of the Qualified Plans is subject to Title IV of ERISA (a “Title IV Employee Plan”) as a single employer plan as defined in Section 4001(a)(15) of ERISA.  None of the Qualified Plans is subject to liability under Sections 4063, 4069 or 4212 of ERISA.  Neither the Bank nor any ERISA Affiliate (i) participates in or has participated in a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or (ii) has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability from a Multiemployer Plan.

(d)         Except as set forth on Schedule 3.14(d) of the Disclosure Schedules, neither the Bank nor any ERISA Affiliate has any liability for, and the consummation of the Transaction will not result in any liability to the Purchaser or the Bank or any of its ERISA Affiliates, nor create any encumbrance of any kind on any asset of the Bank or any such ERISA Affiliate, with respect to any Employee Plan, including, without limitation, any post-retirement health, medical or similar benefit of any kind whatsoever (except as required by COBRA, any similar state legal requirement or USERRA).

(e)          With respect to each Employee Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) from the Bank have been paid to such Employee Plan; and all unpaid contributions for prior plan years, and the portion of the current plan year ending on the Closing Date, which are owed by the Bank but not yet due have been accrued in full on the books of the Bank and reflected in the Bank Financial Statements and the Subsequent Bank Financial Statements.  With respect to all Employee Plans, all premiums, administrative fees and other payments which are due from the Bank have been paid.

(f)            Except as set forth in Schedule 3.14(f), neither the execution nor delivery of this Agreement, nor the consummation of the Transaction, will (i) result in any payment (including without limitation any severance, bonus, unemployment compensation or “excess parachute” payment within the meaning of Section 280G of the Code) becoming due or owing to any director or employee of the Bank from any person or entity; (ii) increase any benefit otherwise payable under any of the Employee Plans; (iii) result in the acceleration of the time of payment or vesting of any such benefit; or (iv) constitute or involve a prohibited transaction as defined under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(g)         Except as set forth in Schedule 3.14(g) of the Disclosure Schedules, the Bank has at all times (i) properly classified its workers as employees or independent contractors under IRS regulations; (ii) properly withheld and paid over to the IRS all applicable federal employment taxes and other payments required under applicable federal legal requirements; and (iii) provided benefits under each Employee Plan to all eligible persons substantially in accordance with the provisions of the applicable plan and applicable legal requirements.

(h)         Except as described in Schedule 3.14(h) of the Disclosure Schedules, (i) neither the Seller nor the Bank has engaged in any transaction which may subject the Bank or any Employee Plan to a civil penalty imposed by Section 502 of ERISA; (ii) to the knowledge of the Seller after due inquiry, no non-exempt prohibited transaction as defined under ERISA or the Code has occurred with respect to any Employee Plan, and (iii) there are no actions, suits, proceedings or claims pending  (other than routine claims for benefits) or threatened against the Bank, any Employee Plan, any fiduciary of any Employee Plan or the assets of any Employee Plan as to which the Bank would have liability.

(i)             Except as described in Schedule 3.14(i) of the Disclosure Schedules, the Bank does not maintain and has not maintained (i) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code or (ii) a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA.

(j)             All filings required by ERISA and the Code to be delivered to any governmental body with respect to the Employee Plans have been timely made.

(k)          All disclosures required to be made to participants and beneficiaries with respect to the Employee Plans have been timely made.

(l)             Except as set forth in Schedule 3.14(l), each Employee Plan can be terminated at the election of the Bank without either (i) payment of any additional contributions or amounts by any person or entity pursuant to such plan or any applicable legal requirement, except for amounts that are not yet due and have been accrued in full on the Interim Balance Sheet; or (ii) the acceleration of any benefits under such Employee Plan.

(m)       It is the Seller’s belief and the Seller’s intent that each Employee Plan sponsored or maintained by the Bank or an ERISA Affiliate which, (i) provides death benefits only to an employee, and (ii) is funded by life insurance, is a “welfare benefit plan” as defined by ERISA Section 3(1) and is a “death benefit plan” for purposes of Code Section 409A.

3.15                           Obligations to Employees.

Except as set forth on Schedule 3.15 of the Disclosure Schedules, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, under discussion or negotiation by management with any the Bank employee or group of the Bank employees, or any member of the Bank management.

3.16                           Taxes, Returns and Reports.

The Seller and the Bank have each: (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and will duly file all such returns required to be filed before the Effective Time, and each such return is true, accurate and complete in all respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges shown or required to be shown on each such report or return (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees); and (c) not requested an extension of time for any such payments (which extension is still in force).  Neither the Seller nor the Bank is currently under audit by any state or federal taxing authority, and no federal, state or local tax returns of the Seller or the Bank have been audited by any taxing authority during the past five (5) years.  The parties hereby acknowledge and agree that as to any return for any taxable period for which the Seller would be responsible to pay any deficiency in tax under any provision in this Agreement, the Seller shall similarly be entitled to receive any refund in respect of such return.

3.17                           Deposit Insurance.

The deposits of the Bank, to the extent allowable by federal law, are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, and the Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

3.18                           Insurance.

Included in Schedule 3.18 of the Disclosure Schedules is a list and brief description of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by the Bank on the date hereof or with respect to which the Bank pays any premiums.  Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to the Purchaser prior to the date hereof.

3.19                           Books and Records.

The records relating to the Shares, the Banking Business and the Assumed Liabilities are complete and accurate and have been and until the Closing Date will be maintained in accordance with applicable rules, regulations and policies consistently applied.

3.20                           Broker’s, Finder’s or Other Fees.

Except for the fees of Seller’s attorneys and accountants and for fees payable to Raymond James & Associates, Inc., no agent, broker or other person acting on behalf of the Seller or the Bank or under any authority of the Seller or the Bank is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the transactions contemplated hereby.

3.21                           Interim Events.

(a)          Except as set forth in Schedule 3.21 of the Disclosure Schedules, between December 31, 2010 to the date of this Agreement, to the knowledge of the Seller after due inquiry, no event has occurred and no fact or circumstance shall have come to exist which, directly or indirectly, individually or taken together with all other facts, circumstances and events, has had, or is reasonably likely to have, a Material Adverse Effect on the Bank.  Solely for purposes of this Section 3.21(a), a Material Adverse Effect on the Bank shall be measured against the financial position, results of operations or business of the Bank as it existed as of December 31, 2010 (as opposed to the date of this Agreement).

(b)         From and after December 31, 2010 through the date of this Agreement, except as set forth in the Bank Financial Statements or except as disclosed in the Disclosure Schedules:

(i)                                     the Bank has conducted its business in the ordinary and usual course consistent with past practices;

(ii)                                  the Bank has not issued, sold, granted, conferred or awarded any of its equity securities, or any corporate debt securities which would be classified under GAAP as long-term debt on the balance sheets of the Bank;

(iii)                               the Bank has not effected any stock split or adjusted, combined, reclassified or otherwise changed its capitalization;

(iv)                              the Bank has not declared, set aside or paid any dividend or other distribution in respect of its capital stock, or purchased, redeemed, retired, repurchased or exchanged, or otherwise acquired or disposed of, directly or indirectly, any of its equity securities;

(v)                                 the Bank has not incurred any obligation or liability (absolute or contingent), except liabilities incurred in the ordinary course of business, or subjected to lien any of its assets or properties other than in the ordinary course of business consistent with past practice;

(vi)                              the Bank has not discharged or satisfied any lien or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business;

(vii)                           the Bank has not sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business;

(viii)                        except as required by contract or law, the Bank has not:

(A)                              increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except in accordance with existing policy;

(B)                                entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract;

(C)                                entered into, terminated, or substantially modified any of the Bank Plans; or

(D)                               agreed to do any of the foregoing;

(ix)                                the Bank has not suffered any material damage, destruction, or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition, or taking of property by any regulatory authority, flood, windstorm, embargo, riot, act of God or the enemy, or other casualty or event, and whether or not covered by insurance;

(x)                                   the Bank has not canceled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of the Bank; and

(xi)                                the Bank has not entered into any material transaction, contract or commitment outside the ordinary course of its business.

3.22                           Regulatory Filings.

The Bank has filed and will continue to file in a timely manner all required filings with all appropriate federal and state regulatory agencies and authorities as required by applicable law.  All such filings with federal and state regulatory agencies were and will be true, accurate and complete as of the dates of the filings and have complied or will comply in all respects as to form with the applicable requirements and prepared in conformity with regulatory accounting principles.

3.23                           Indemnification Agreements.

(a)          The Bank is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, stockholder or agent against liability or hold the same harmless from liability, other than as expressly provided in the Articles of Association or the Bylaws of the Bank.

(b)         No claims have been made against or filed with the Bank nor have, to the knowledge of the Seller after due inquiry, any claims been threatened against the Bank, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, stockholder, employee or agent of the Bank.

3.24                           Transactions with Related Persons.

(a)          No executive officer or director of Seller or of the Bank, no holder of 10% or more of the outstanding shares of the Seller’s common stock, and no entity controlled, directly or indirectly, by any of the foregoing (collectively, “Related Persons”) has any interest in any contract or property (real or personal, tangible or intangible), used in or pertaining to the business of the Bank.  Schedule 3.24 sets forth the respective amounts of the deposit or loan agreements with the Bank for each Related Person of more than $100,000 for deposits (in the aggregate) and more than $100,000 for loans (in the aggregate).

(b)         Except as set forth in Schedule 3.24 of the Disclosure Schedules, there are (i) no agreements or claims of any nature that any of the Related Persons has with or against the Bank as of the date of this Agreement or which may arise subsequent to the date of this Agreement, except for any deposit or loan agreements with the Bank arising in the ordinary course of business which are equal to or less than $100,000 for deposits (in the aggregate) and equal to or less than $100,000 for loans (in the aggregate), and except for claims for directors’ fees, salary, or other compensation and employee benefits payable in the ordinary course of business in accordance with past practices to the directors and employees of the Bank, and (ii) no agreements or claims of any nature that the Bank has with or against any of the Related Persons as of the date of this Agreement or which may arise subsequent to the date of this Agreement; with respect to (i) and (ii), except for claims based upon any borrowing or deposit relationship between such Related Person and the Bank, but not including any claims for breaches by the Bank of any agreements relating to the deposit or borrowing relationship between the Related Person and the Bank.

(c)          Except as set forth in Schedule 3.24 of the Disclosure Schedules and except for interests that are not greater than one percent in a corporation whose shares are traded on a national securities exchange or are quoted on Nasdaq, to the knowledge of the Seller after due inquiry, no Related Person has any material direct or indirect personal or economic interest in any entity that does business with the Bank or is competitive with the Bank.  For purposes of this Section 3.24(c) and this Agreement, a “material direct or indirect personal or economic interest in any entity” means an interest that entitles the Related Person to receive 10% or more of the net revenues of such entity.

3.25                           Stockholder Approval.

The only shareholder approvals required to be obtained by the Seller or the Bank in order to consummate the Transaction are the approvals of the shareholders of the Seller and of the Bank.

3.26                           Assumed Liabilities.

The Seller has delivered to the Purchaser true and correct copies of all agreements relating to the Assumed Liabilities.  Each of the Assumed Liabilities are valid and in full force and effect in accordance with their terms and after due inquiry the Seller knows of no defaults thereunder.  No event or condition has occurred or exists, or, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a material default or breach under any of the Assumed Liabilities.

3.27                           Regulatory Matters.

Neither the Seller nor the Bank has received any written notice or communication from any state or federal banking regulatory agency indicating that such agency would object to, or withhold any approval or consent necessary for, the consummation by the Seller of the Transaction.  As of the date hereof, there is no pending or, to the Seller’s knowledge after due inquiry, threatened legal or governmental proceedings against the Seller or any affiliate of the Seller that would affect the Seller’s ability to consummate the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to cause the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

4.1                                 Organization and Authority.

The Purchaser is a corporation duly organized and validly existing under the laws of the State of Indiana and registered with the FRB as a financial holding company under the BHCA.  The Purchaser has full power and authority (corporate and otherwise) to own, operate and lease its properties as presently owned, operated and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

4.2                                 Authorization.

(a)          The Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Article V hereof, unless appropriately waived as provided for in Section 8.4 hereof.  This Agreement, and its execution and delivery by the Purchaser, has been duly authorized and approved by the Board of Directors of the Purchaser and, assuming due execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser, subject to the fulfillment of the conditions precedent set forth in Article V hereof, unless appropriately waived as provided for in Section 8.4 hereof, and is enforceable in accordance with its terms.

(b)         Neither the execution of this Agreement nor consummation of the Transaction:  (i) conflicts with or violates the Purchaser’s Articles of Incorporation, as amended, or Bylaws; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Transaction are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which the Purchaser is a party or by which the Purchaser is subject or bound.

(c)          Other than in connection or in compliance with the provisions of applicable federal and state banking, securities, antitrust and corporation statutes, and the rules and regulations promulgated thereunder, or filings, consents, reviews, authorization, approvals or exemptions required under the BHCA, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Transaction by the Purchaser.

4.3                                 Accuracy of Statements Made and Materials Provided to the Seller.

The statements contained in this Agreement and any other written document executed and delivered by or on behalf of the Purchaser pursuant to the terms of this Agreement are true and correct as of the date hereof or as of the date delivered, and such statements and documents do not omit any fact necessary to make the statements contained therein not misleading, in light of the circumstances in which they are made.

4.4                                 Litigation and Pending Proceedings.

There are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending or, to the knowledge of the Purchaser, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does the Purchaser, after due inquiry, have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation) which would prevent the performance by the Purchaser of this Agreement, declare the same unlawful or cause the rescission hereof.

4.5                                 Statements True and Correct.

No representation or warranty made by the Purchaser, nor any written information, certificate or document furnished or to be furnished to the Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.  The information provided or to be provided by the Purchaser will not omit to state a material fact required to be stated therein or necessary to make such statements contained therein not misleading.

4.6                                 Regulatory Matters.

The Purchaser has not received any written notice or communication from any state or federal banking regulatory agency indicating that such agency would object to, or withhold any approval or consent necessary for, the consummation by the Purchaser of the Transaction.  As of the date hereof, there is no pending or, to the Purchaser’s knowledge after due inquiry, threatened legal or governmental proceedings against the Purchaser that would affect the Purchaser’s ability to consummate the Transaction.  The most recent rating received by the Purchaser’s banking subsidiary pursuant to the provisions of the Community Reinvestment Act was “satisfactory” or better.

ARTICLE V

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser, except for the conditions in Section 5.5, which cannot be waived by the Purchaser):

5.1                                 Representations and Warranties True.

The representations and warranties made by the Seller in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such time.

5.2                                 Covenants Performed.

The Seller shall have performed and complied with in all material respects all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

5.3                                 Officer’s Certificate.

The Seller shall have delivered to the Purchaser a certificate of its President or any Executive Vice President, dated at the Closing Date, certifying to the satisfaction of each of the foregoing conditions.

5.4                                 No Adverse Litigation.

No claim, action, suit or proceeding shall be pending or threatened against the Purchaser, the Bank or the Seller as of the Closing Date which might reasonably be expected to (a) materially and adversely affect the Banking Business, the Assets or the Assumed Liabilities, or (b) materially and adversely affect the transactions contemplated by this Agreement.

5.5                                 Regulatory Approvals.

The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals for the transactions contemplated hereby on terms and conditions reasonably acceptable to the Purchaser.

5.6                                 No Material Damage.

From the date of this Agreement until the Closing Date, there shall have been no material damage to or destruction of any of the Banking Offices.

5.7                                 Related Agreements and Covenants.

At or prior to the Closing, the Seller shall have taken the action with respect to employees of the Bank as contemplated by Section 2.6, and the Purchaser shall have received the executed agreements from all of the specified individuals as contemplated by Section 2.12.  The Seller shall have delivered to the Purchaser all agreements, instruments, documents and certificates contemplated by this Agreement required to be executed and delivered by the Seller.

5.8                                 Board Resolutions.

The Seller shall have delivered to the Purchaser copies of the resolutions duly adopted by its Boards of Directors and duly adopted by the Seller as the sole shareholder of the Bank,

certified by the Secretary of the Seller, authorizing and approving the execution and delivery of this Agreement and the agreements, instruments, documents, and transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligations of the Seller to consummate the transactions contemplated by this Agreement are conditioned upon the satisfaction, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller, except for the conditions in Section 6.4, which cannot be waived):

6.1                                 Representations and Warranties True.

The representations and warranties made by the Purchaser in this Agreement shall be true, complete and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such time.

6.2                                 Covenants Performed.

The Purchaser shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3                                 Officer’s Certificate.

The Purchaser shall have delivered to the Seller a certificate of its Chief Executive Officer or President, dated at the Closing Date, certifying to the satisfaction of each of the foregoing conditions.

6.4                                 Regulatory Approvals.

The Purchaser shall have received from the appropriate regulatory authorities all Governmental Approvals for the transactions contemplated hereby.

6.5                                 Shareholder Approval.

The Seller shall have received from its shareholders their necessary approval of this Agreement and the transactions contemplated hereby.

6.6                                 Related Agreements.

At or prior to the Closing, the Purchaser shall have executed and delivered to the Seller all agreements, instruments, documents and certificates contemplated by this Agreement required to be executed and delivered by the Purchaser.

6.7                                 Board Resolutions.

The Purchaser shall have delivered to the Seller copies of the resolutions duly adopted by the Board of Directors of the Purchaser, certified by the Secretary of the Purchaser, authorizing and approving the execution and delivery of this Agreement and the agreements, instruments, documents, and transactions contemplated hereby.

ARTICLE VII

TERMINATION

7.1                                 Methods of Termination.

This Agreement and the transactions contemplated hereby may be terminated in any one of the following ways:

(a)          at any time on or before the Closing Date by the agreement in writing of all parties;

(b)         on the Closing Date by the Purchaser in writing if the conditions set forth in Article V of this Agreement shall not have been satisfied or waived in writing by the Purchaser;

(c)          on the Closing Date by the Seller in writing if the conditions set forth in Article VI of this Agreement shall not have been satisfied or waived in writing by such parties;

(d)         at any time on or before the Closing Date by the Purchaser in writing pursuant to Sections 2.7(a), 2.8, or 2.11(c);

(e)          at any time on or before the Closing Date by the Purchaser in writing if the Seller shall have been in breach of any representation or warranty (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, agreement or obligation contained herein and such breach has not been cured by the earlier of five (5) days after the giving of written notice to the breaching party of such breach or the Closing Date, but only if such breach of the representation, warranty, covenant or obligation has had, or would have, a Material Adverse Effect;

(f)            at any time on or before the Closing Date by the Seller if the Purchaser shall have been in breach of any representation or warranty (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, agreement or obligation contained herein and such breach has not been cured by the earlier of five (5) days after the giving of written notice to the Purchaser of such breach or the Closing Date; but only if such breach of the representation, warranty, covenant or obligation materially impaired, or would materially impair, the ability of the Purchaser to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation by the Purchaser of the Transaction and the other transactions contemplated by this Agreement;

(g)         by either the Seller or the Purchaser in writing at any time subsequent to the denial by any regulatory authority whose approval is necessary of any application of the Purchaser for approval of the Transaction; or

(h)         by the Purchaser at any time subsequent to the approval by any regulatory authority whose approval is necessary of any application of the Purchaser for approval of the Transaction if such approval contains or imposes any condition or requirement that materially and adversely affects Purchaser or the economic benefits to Purchaser of the Transaction.

7.2                                 Procedure Upon Termination.

In the event of termination pursuant to Section 7.1 hereof, this Agreement shall thereupon terminate and be of no further force or effect immediately upon receipt of the written notice required hereby.  If this Agreement is terminated as provided herein:

(a)          each party shall (and shall cause its respective employees, agents and representatives) return to the party furnishing the same all documents, work papers and other materials of the other party relating to the other party or to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

(b)         all information received by either party hereto with respect to the business, operations and customers of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

The requirements of this Section 7.2 shall be deemed to survive the termination of this Agreement.

7.3                                 Liabilities Upon Termination.

Except as otherwise provided herein, in the event of the termination of this Agreement, no party hereto shall have any liability hereunder of any nature whatsoever to any other, including any liability for damages; provided, however, that (a) the foregoing shall not preclude liability and resulting damages from attaching to a party who has breached or violated the terms and provisions of this Agreement and the non-breaching party shall be entitled to recover all damages from the breaching party, including the recovery of reasonable attorney fees; and (b) the termination of this Agreement shall not terminate or affect the agreements of the parties intended by their terms to survive this Agreement or the agreements of the parties hereto with respect to confidentiality.

7.4                                 Termination Fee for Violation of Section 2.14.

The Seller shall pay to the Purchaser an amount in cash equal to $470,000 (the “Termination Fee”) if:

(a)          this Agreement is terminated pursuant to Section 7.1(e) by the Purchaser because the Seller breached its obligations under Section 2.14 and entered into a transaction resulting from an Acquisition Proposal;

(b)         any fee due under Section 7.4 shall be paid by the Seller by wire transfer of same day funds on the earlier of the date the Seller enters into such acquisition agreement or consummates such transaction resulting from an Acquisition Proposal; and

(c)          The payment of such amounts under Section 7.4 shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages.  The Seller acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser would not have entered into this Agreement.  Accordingly, if the Seller fails promptly to pay the amounts due pursuant to this Section 7.4, and, in order to obtain such payment, the Purchaser commences a suit that results in a judgment against the Seller for the amounts set forth in this Section 7.4, the Seller shall pay to the Purchaser its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 7.4 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Entire Agreement.

This Agreement, the Exhibits and Schedules hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations, discussions and agreements, whether oral or written or express or implied, between the parties hereto relating to the matters contemplated hereby and constitute the entire agreement between the parties hereto relating to the subject matter hereof.

8.2                                 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party related hereto may assign this Agreement without the prior written consent of the other parties, except that no consent shall be required if this Agreement is assigned to any affiliated corporation or successor by merger of the Seller or the Purchaser following the Closing Date.

8.3                                 Amendment and Modification.

The parties hereto may amend, modify or supplement this Agreement only by an agreement in writing executed by all of the parties.

8.4                                 Waiver or Extension.

Any party hereto may by an instrument in writing waive the performance by the other of any of the covenants or agreements to be performed by such other party under this Agreement; provided, however, that no party may waive the requirement for obtaining the Governmental Approvals.  The failure of any party hereto at any time to insist upon the strict performance of any covenant, agreement or provision of this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of such covenant, agreement or provision at a future time.  The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

8.5                                 Payment of Expenses.

Except as otherwise specifically provided in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder.  Except as otherwise expressly provided herein, any expense, fees and costs necessary for any Governmental Approvals shall be paid by the Purchaser.

8.6                                 Notices.

All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows:  (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting party if by facsimile transmission if such fax also is confirmed by mail in the manner provided herein; (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 8.6, provided that a party sending notice by electronic delivery shall bear the burden of authentication and of proving transmittal, receipt and time of receipt; (d) on the second day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 8.6; or (e) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section (provided that for deliveries pursuant to clauses (b) and (c), if such delivery is made after the recipient’s regular business hours, then such delivery shall be deemed made on the following business day):

If to the Purchaser to:	with a copy (which shall not constitute notice) to:

Norman L. Lowery	John W. Tanselle, Esq.
Vice Chairman and CEO	Krieg DeVault LLP
First Financial Corporation	One Indiana Square, Suite 2800
One First Financial Plaza	Indianapolis, Indiana 46204
P.O. Box 540	Telephone: (317) 238-6289
Terre Haute, Indiana 47808-0540	Fax: (317) 636-1507
Telephone: (812) 238-6487	Email: jtanselle@kdlegal.com
Fax: (812) 235-0555
Email: lowerynl@firstfinancialcorp.com

If to the Seller to:	with a copy (which shall not constitute notice) to:

H. Edward Vogelsinger
President and CEO	Dennis R. Wendte
PNB Holding Co.	Barack Ferrazzano LLP
223 North Mill Street	200 West Madison Street, Suite 3900
Pontiac, Illinois 61764	Chicago, Illinois 60606
Telephone: (815) 844-3171	Telephone: (312) 984-3188
Fax: (815) 842-298	Fax: (312) 984-3150
Email: edv0127@gmail.com	Email: dennis.wendte@bfkn.com

and to:

P. David Kuhl, Chairman
President and CEO
Freestar Bank
223 North Mill Street
Pontiac, Illinois 61764
Telephone: (815) 844-3171
Fax: (815) 842-2958
Email: Dave.Kuhl@freestarbank.com

or such substituted address or person as either party has given to the other in writing.

8.7                                 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

8.8                                 Headings.

The headings and defined terms in this Agreement have been inserted and used solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.

8.9                                 Governing Law.

This Agreement (including, without limitation, any and all demands, controversies, claims, actions, causes of action, suits, proceedings and litigation between or among the parties hereto arising out of or relating to this Agreement or its breach, the construction of its terms or the interpretation of the rights and duties of the parties) shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to any choice or conflict of law provisions, principles or rules (whether of the State of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Indiana, except to the extent covered by federal law.  The parties agree that jurisdiction and venue for bringing any claims for matters or issues arising in connection with this Agreement shall be in the Superior or Circuit Courts of Vigo County, Indiana or in the United States District Court for the Southern District of Indiana, Terre Haute Division.

8.10                           Severability.

In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.  If any provision of this Agreement shall be determined to be unenforceable by a court of competent jurisdiction because of the provision’s scope, duration or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration or other factor, and such provision shall then be enforceable against any party hereto in its reduced or limited form.

8.11                           No Third-Party Rights.

Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto, or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.12                           Construction.

This Agreement is the product of negotiation by all of the parties hereto and shall be deemed to have been drafted by all of the parties hereto.  This Agreement shall be construed in accordance with the fair meaning of its provisions and its language shall not be strictly construed against, nor shall ambiguities be resolved against, any party.

8.13                           Certain References.

Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa.  All references to the masculine, feminine or neuter genders herein shall include any other gender, as the context requires.

8.14                           Schedules.

The schedules attached hereto are incorporated into and made a part of this Agreement.

8.15                           Survival of Representations, Warranties and Covenants.

Unless otherwise provided herein, all representations and warranties, covenants, and obligations of the Seller and the Purchaser, respectively, contained in this Agreement or in any certificate, document or writing contemplated hereby shall survive the Closing for the period of indemnification set forth in Section 2.13 and shall thereafter terminate and cease to be of any force or effect, except that any representation or warranty as to which a claim (including, without limitation, a contingent claim) for indemnification shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled.  Thereafter no party shall have any liability to the other with respect thereto.  All covenants, obligations, agreements, understandings and acknowledgments of the Seller and the Purchaser, respectively, contained in this Agreement or in any certificate, document or writing contemplated hereby shall survive the Closing and shall continue to be in full force and effect following the Closing in accordance with this Agreement and any certificate, document or writing contemplated hereby.

8.16                           Alternative Structure.

Notwithstanding anything to the contrary contained in this Agreement, and upon the receipt of the Seller’s written consent (which consent shall not be unreasonably withheld), before the Effective Time the Purchaser may revise the structure of the Transaction or otherwise revise the method of effecting the Transaction, provided, that (i) such revision does not alter or change the kind or amount of consideration to be delivered to the Seller, (ii) such revision does not materially affect the economic benefits or the tax effect of the Transaction to the Seller or its shareholders, (iii) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (iv) such revision does not otherwise cause any of the conditions set forth in Article V not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).  This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

*         *         *

IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested and delivered by their duly authorized officers.

PNB HOLDING CO.

		By:	/s/ H. Edward Vogelsinger
H. Edward Vogelsinger, President and
Chief Executive Officer
ATTEST:

By:	/s/ P. David Kuhl

FIRST FINANCIAL CORPORATION

		By:	/s/ Norman L. Lowery
Norman L. Lowery, Vice Chairman and
Chief Executive Officer
ATTEST:

By:	/s/ Rodger A. McHargue